TAUBMAN CENTERS, INC.																			Exhibit 99
Debt Summary
As of March 31, 2014
(in millions of dollars, amounts may not add due to rounding)
	MORTGAGE AND OTHER NOTES PAYABLE (a)
	INCLUDING WEIGHTED AVERAGE INTEREST RATES AT MARCH 31, 2014

		100%		Beneficial Interest	Effective Rate		LIBOR Rate	Principal Amortization and Debt Maturities
		3/31/2014		3/31/2014	3/31/2014	(b)	Spread	2014	2015	2016	2017	2018	2019	2020	2021	2022	2023	2024	Total
Consolidated Fixed Rate Debt:
Cherry Creek Shopping Center	50.00%	280.0		140.0	5.24%					140.0									140.0
City Creek Center		84.2		84.2	4.37%			1.0	1.4	1.5	1.6	1.6	1.7	1.8	1.9	2.0	69.8		84.2
El Paseo Village		16.2	(c)	16.2	3.87%	(c)		0.3	15.9										16.2	(m)
The Gardens on El Paseo		83.9	(d)	83.9	4.57%	(d)		0.9	1.1	81.9									84.0	(m)
Great Lakes Crossing Outlets		220.5		220.5	3.60%			3.2	4.4	4.6	4.8	4.9	5.1	5.3	5.5	5.7	177.0		220.5
Northlake Mall		215.5		215.5	5.41%					215.5									215.5
The Mall at Partridge Creek		78.9		78.9	6.15%			0.8	1.2	1.3	1.4	1.4	1.5	71.2					78.9
The Mall at Short Hills		540.0		540.0	5.47%				540.0										540.0
The Mall at Wellington Green	90.00%	200.0		180.0	5.44%				180.0										180.0
Taubman BHO Headquarters		18.1	(e)	18.1	1.77%	(e)		0.8	17.3										18.1	(m)
Total Consolidated Fixed		1,737.3		1,577.3				7.0	761.4	444.7	7.7	8.0	8.4	78.3	7.4	7.7	246.8		1,577.3
Weighted Rate		5.06%		5.04%				3.92%	5.33%	5.18%	4.21%	4.22%	4.23%	5.94%	3.80%	3.80%	3.82%

Consolidated Floating Rate Debt:
The Mall at Green Hills		150.0		150.0	1.75%		1.60%					150.0	(n)						150.0
TRG $65M Revolving Credit Facility		38.9		38.9	1.55%	(f)	1.40%			38.9									38.9
TRG $1.1B Revolving Credit Facility		50.0		50.0	1.60%	(g)	1.45%				50.0	(g)							50.0
Total Consolidated Floating		238.9		238.9						38.9	50.0	150.0							238.9
Weighted Rate		1.69%		1.69%						1.55%	1.60%	1.75%

Consolidated Floating Rate Swapped to Fixed:
MacArthur Center	95.00%	128.8		122.4	4.97%	(h)		1.0	1.5	1.6	1.7	1.8	2.0	112.8					122.4
TRG Term Loan		475.0		475.0	3.00%	(i)	1.35%						475.0						475.0
Total Consolidated Floating Rate Swapped to Fixed		603.8		597.4				1.0	1.5	1.6	1.7	1.8	477.0	112.8					597.4
Weighted Rate		3.42%		3.40%				4.97%	4.97%	4.97%	4.97%	4.97%	3.01%	4.97%

Total Consolidated		2,580.0		2,413.6				8.1	762.9	485.2	59.4	159.8	485.3	191.1	7.4	7.7	246.8		2,413.6
Weighted Rate		4.37%		4.31%				4.06%	5.33%	4.89%	2.04%	1.91%	3.03%	5.38%	3.80%	3.80%	3.82%
Joint Ventures Fixed Rate Debt:
International Plaza	50.10%	325.0		162.8	4.85%				2.5	2.6	2.7	2.9	3.0	3.1	146.1				162.8
The Mall at Millenia	50.00%	350.0		175.0	4.00%					0.5	3.1	3.2	3.4	3.5	3.6	3.8	3.9	149.9	175.0	(o)
Sunvalley	50.00%	185.4		92.7	4.44%			1.2	1.6	1.7	1.8	1.9	2.0	2.1	2.2	78.3			92.7
Taubman Land Associates	50.00%	23.4		11.7	3.84%			0.2	0.2	0.2	0.2	0.3	0.3	0.3	0.3	9.7			11.7
Waterside Shops	50.00%	165.0		85.1	(j) 4.13%	(j)		0.8	1.1	83.2									85.1	(m)
Westfarms	78.94%	311.0		245.7	4.50%			3.3	4.5	4.8	5.0	5.2	5.4	5.7	5.9	205.9			245.7
Total Joint Venture Fixed		1,360.1		773.0				5.4	9.9	93.1	12.8	13.4	14.0	14.7	158.1	297.8	3.9	149.9	773.1
Weighted Rate		4.39%		4.40%				4.41%	4.52%	4.18%	4.43%	4.43%	4.43%	4.43%	4.81%	4.46%	4.00%	4.00%

Joint Ventures Floating Rate Debt:
University Town Center	50.00%	96.9	(k)	48.4	1.85%		1.70%			48.4	(k)								48.4
Rate		1.85%		1.85%						1.85%

Joint Venture Floating Rate Debt Swapped to Fixed:
Fair Oaks	50.00%	275.0		137.5	4.10%	(l)		0.8	2.0	2.2	2.3	130.2							137.5
Rate		4.10%		4.10%				4.10%	4.10%	4.10%	4.10%	4.10%

Total Joint Venture		1,732.0		959.0				6.2	11.9	143.7	15.2	143.6	14.0	14.7	158.1	297.8	3.9	149.9	959.0
Weighted Rate		4.20%		4.23%				4.37%	4.45%	3.39%	4.38%	4.13%	4.43%	4.43%	4.81%	4.46%	4.00%	4.00%
TRG Beneficial Interest Totals
Fixed Rate Debt		3,097.4		2,350.4	(c),(d),(e),(j)			12.4	771.3	537.8	20.5	21.4	22.4	92.9	165.5	305.4	250.7	149.9	2,350.4
		4.77%		4.83%				4.14%	5.32%	5.01%	4.35%	4.35%	4.36%	5.70%	4.76%	4.44%	3.82%	4.00%
Floating Rate Debt		335.8		287.3						87.3	50.0	150.0							287.3
		1.74%		1.72%						1.72%	1.60%	1.75%
Floating Rate Swapped to Fixed		878.8		734.9	(c),(d),(e),(j)			1.8	3.5	3.8	4.0	132.0	477.0	112.8					734.9
		3.63%		3.53%				4.60%	4.47%	4.47%	4.47%	4.11%	3.01%	4.97%
Total		4,312.1		3,372.6				14.3	774.8	628.9	74.6	303.5	499.4	205.7	165.5	305.4	250.7	149.9	3,372.6
		4.30%		4.28%				4.20%	5.31%	4.55%	2.51%	2.96%	3.07%	5.30%	4.76%	4.44%	3.82%	4.00%

				Average Maturity Fixed Debt				5
				Average Maturity Total Debt				5

(a)					All debt is secured and non-recourse to TRG unless otherwise indicated.				(i)
The unsecured loan bears interest at a range of LIBOR + 1.35% to 1.90% based on the Company's leverage ratio. The LIBOR rate is swapped until maturity to a fixed rate of 1.65%, which results in an effective interest rate in the range of 3% to 3.55%.

(b)
Includes the impact of interest rate swaps, if any, but does not include effect of amortization of debt issuance costs, losses on settlement of derivatives used to hedge the refinancing of certain fixed rate debt or interest rate cap premiums.

									(j)
Beneficial interest in debt includes $2.6 million of purchase accounting premium from acquisition of an additional 25% investment in Waterside Shops which reduces the stated rate on the debt of 5.54% to an effective rate of 4.13% on total beneficial interest in debt.

(c)					Debt includes $0.1 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 4.42% to an effective rate of 3.87%.
(d)					Debt includes $2.4 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 6.10% to an effective rate of 4.57%.				(k)
$225 million construction facility which bears interest at LIBOR + 1.70% and decreases to LIBOR + 1.60% upon achieving certain performance measures. Four one-year extension options are available. TRG has provided an unconditional guaranty of 25% of the principal balance of the facility and 50% of the interest. The principal guaranty may be reduced to 12.5% of the outstanding principal balance upon achievement of certain performance measures. Upon stabilization, the unconditional guaranty may be released.

(e)					Debt includes $0.7 million of purchase accounting premium from acquisition which reduces the stated rate on the debt of 5.90% to an effective rate of 1.77%.
(f)
Rate floats daily at LIBOR plus spread. Letters of credit totaling $5.3 million are also outstanding on facility. The facility is recourse to TRG and secured by an indirect interest in 40% of Short Hills.

									(l)	'Debt is swapped to an effective rate of 4.10% until 2.5 months prior to maturity.
(g)
'The unsecured facility bears interest at a range of LIBOR + 1.45% to 1.85% with a facility fee ranging from 0.20% to 0.35% based on the Company's total leverage ratio. At March 31, 2014 the interest rate is LIBOR + 1.45% with a 0.20% facility fee. A one-year extension option is available.
									(m)	Principal amortization includes amortization of purchase accounting adjustments.
									(n)	A one-year extension option is available.
(h)
Debt is swapped via hedge at 2.64% + 2.35% credit spread resulting in the rate paid of 4.99%. Swap was novated to a different lender in February 2014 which required a redesignation for hedge accounting purposes. Ineffectiveness recorded on the hedge reduces the effective rate to 4.97%.
									(o)
The loan on The Mall at Millenia is interest only until November 2016 and then amortizes principal based on 30 years. The interest only period may be extended until the maturity date provided that the net income available for debt service equals or exceeds a certain amount for the calendar year 2015.